Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-46425

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 22, 1998)



                              ACTIVISION, INC.


                                 $60,000,000
               6 3/4% Convertible Subordinated Notes Due 2005


                      3,178,808 Shares of Common Stock

                         __________________________

          This Prospectus Supplement relates to the resale of (i) up to $60,000,000 aggregate principal amount of 6 3/4% Convertible Subordinated Notes Due 2005 (the "Notes") of Activision, Inc., a Delaware corporation (the "Company"), and (ii) up to 3,178,808 shares of Common Stock, $.000001 par value (the "Common Stock"), of the Company, which are initially issuable upon conversion of the Notes by any holders thereof (the "Shares" and together with the Notes, the "Securities"). The Securities may be offered from time to time for the accounts of holders named herein, in the Prospectus dated April 22, 1998 (the "Prospectus"), or in additional supplements to the Prospectus (the "Selling Securityholders"). This Prospectus Supplement reflects the purchase of Notes by various Selling Securityholders since the date of the Prospectus.

     The Notes are convertible, in whole or in part, at the option of the Selling Securityholder at any time prior to the close of business on the business day immediately preceding January 1, 2005, unless previously redeemed or repurchased, into shares of Common Stock, at a conversion price of $18.8750 per share (equivalent to a conversion rate of 52.9801 shares per $1,000 principal amount of Notes), subject to adjustment in certain circumstances. The Common Stock of Activision, Inc. is traded on the Nasdaq National Market ("NASDAQ") under the symbol "ATVI." On May 11, 1999, the last sale price for the Common Stock as reported on NASDAQ was $12.00 per share.

     The Company will not receive any of the proceeds from the sale of the Securities being offered by the Selling Securityholders. The Securities may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on NASDAQ. See "Plan of Distribution" in the Prospectus. The Selling Securityholders and any brokers, dealers or agents that participate with the Selling Securityholders in the distribution of the Notes or Shares may be deemed to be "Underwriters" within the meaning of the Securities Act, in which case any commissions received by such brokers-dealers, agents or underwriters and any profit on the resale of the Notes or Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this Prospectus Supplement is May 13, 1999.

                           SELLING SECURITYHOLDERS

    The Notes were originally issued by the Company in a private placement in December 1997 and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.
The Notes and the Common Stock issuable upon conversion thereof that may be offered pursuant to this Prospectus Supplement will be offered by the Selling Securityholders.

    The following table, which sets forth certain information regarding the beneficial ownership of Notes by the Selling Securityholders and the number of shares of Common Stock issuable upon conversion of the Notes as of May 12, 1999, has been updated from the table contained in the Prospectus to include certain additional Selling Securityholders.

    Any or all of the Notes or Shares listed below may be offered for sale pursuant to this Prospectus Supplement by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amount of the Notes or Shares that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act. The table has been prepared based on information furnished to the Company by or on behalf of the Selling Securityholders.


                                                          Number of Percent-
                                              Percentage  Shares of   age of
                                               of Shares    Common    Common
                                     Percent-    Into       Stock     Stock
                                      age of   Which the    Owned     Owned
                                       Notes   Notes are    Before    After
                          Principal    Out-     Convert-     the      the
                            Amount   standing     ible     Offering Offering
Name                     of Notes(1)    (1)        (2)        (3)      (4)
----                     ----------- --------   --------  --------- --------

J.P. Morgan & Co.         $3,000,000     5.0%    158,940     10,700        *
  Incorporated
522 Fifth Avenue
New York, NY  10036

General Motors Employees  $1,000,000     1.7%     52,980          0       0%
Domestic Group Pension
  Trust
c/o General Motors
  Investment
767 Fifth Avenue
16th Floor
New York, NY  10153

Credit Suisse First       $9,375,000    15.6%    496,688          0       0%
  Boston Corporation
5 World Trade Center
New York, NY  10048

California Public         $1,500,000     2.5%     79,470          0       0%
  Employees
  Retirement System
1001 Marina Village Parkway
Third Floor
Alameda, CA  94501

Seligman Global Horizons    $165,000        *      8,741     16,000        *
  Fund
c/o J.&W. Seligman & Co.
  Incorporated
100 Park Avenue
New York, NY  10017

Seligman Communications     $190,000        *     10,066     19,600        *
  & Information Portfolio
c/o J.&W. Seligman & Co.
  Incorporated
100 Park Avenue
New York, NY  10017

Seligman Communication   $10,000,000      17%    529,801  1,000,000     4.4%
  & Information Fund
c/o J.&W. Seligman & Co.
  Incorporated
100 Park Avenue
New York, NY  10017

Drew University              $20,000        *      1,059          0       0%
c/o Bank of New York
Drew University Acct.
  #598600
1 Wall Street, 26th Floor
New York, NY  10286

Baptist Health              $133,000        *      7,046          0       0%
c/o Nicholas-Applegate
  Capital Mgmt.
600 W. Broadway, 32nd Floor
San Diego, CA  92101

Nicholas-Applegate Income $1,900,000     3.2%    100,662          0       0%
  & Growth Fund
c/o Nicholas-Applegate
  Capital Mgmt.
600 W. Broadway, 32nd Floor
San Diego, CA  92101

Wake Forest University      $410,000        *     21,721          0       0%
c/o Nicholas-Applegate
  Capital Mgmt.
600 W. Broadway, 32nd Floor
San Diego, CA  92101

Engineers Joint             $208,000        *     11,019          0       0%
  Pension Fund
c/o Nicholas-Applegate
  Capital Mgmt.
600 W. Broadway, 32nd Floor
San Diego, CA  92101

Boston Museum of Fine Arts   $56,000        *      2,966          0       0%
c/o Nicholas-Applegate
  Capital Mgmt.
600 W. Broadway, 32nd Floor
San Diego, CA  92101

San Diego County          $1,729,000     2.9%     91,602          0       0%
  Convertible
c/o Nicholas-Applegate
  Capital Mgmt.
600 W. Broadway, 32nd Floor
San Diego, CA  92101

San Diego City Retirement   $564,000        *     29,880          0       0%
c/o Nicholas-Applegate
  Capital Mgmt.
600 W. Broadway, 32nd Floor
San Diego, CA  92101

Oregon Public Employee    $2,000,000     3.3%    105,960          0       0%
  Retirement Fund
227 West Monroe, Suite 3000
Chicago, IL  60606

Acorn Fund               $13,000,000    21.7%    688,741          0       0%
227 West Monroe,
 Suite 3000
Chicago, IL  60606

Franklin Investors        $4,000,000     6.7%    211,920          0       0%
  Securities Trust
  - Convertible
  Securities Fund
777 Mariners Island Blvd.
  7th Floor
San Mateo, CA  94404

FSS - Franklin Small Cap  $5,000,000     8.3%    264,900      1,344,600 5.9%
   Growth Fund
777 Mariners Island Blvd.
  7th Floor
San Mateo, CA  94404

Franklin U.S. Small Cap     $100,000     *         5,298      9,900     *
  Growth Fund (Canada)
c/o Templeton Management
   Limited
1 Adelaide Street East, 27th Fl.
Toronto, Ontario
Canada,  M5C 3B8

FSS - Franklin California $3,000,000     5.0%    158,940      390,000   1.7%
  Growth Fund
777 Mariners Island Blvd.
  7th Floor
San Mateo, CA  94404

Argent Classic            $1,500,000     2.5%     79,470          0       0%
  Convertible
  Arbitrage Fund
  (Bermuda) L.P.
10 Queen Stret
Hamilton, Bermuda HMEX

Helix Convertible Opportunities  $230,000      *  12,185          0       0%
  Fund Ltd.
c/o Helix Investment
  Partners L.P.
1930 Century Park West,
  Ste. 302
Los Angeles, CA  90067

Common Fund FAO Absolute     $50,000        *      2,649          0       0%
  Return Fund
c/o Helix Investment
  Partners L.P.
1930 Century Park West,
  Ste. 302
Los Angeles, CA  90067

Helix Convertibles          $100,000        *      5,298          0       0%
  Opportunities L.P.
c/o Helix Investment
  Partners L.P.
1930 Century Park West,
 Ste. 302
Los Angeles, CA  90067

World Wide Transactions      $25,000        *      1,324          0       0%
  Ltd.
c/o Helix Investment
  Partners L.P.
1930 Century Park West,
  Ste. 302
Los Angeles, CA  90067

Simpson Group Retirement     $50,000        *      2,649          0       0%
  Fund
c/o Helix Investment
  Partners L.P.
1930 Century Park West,
 Ste. 302
Los Angeles, CA  90067

WR Investment Partners L.P.    $25,000      *      1,324          0       0%
c/o Helix Investment
  Partners L.P.
1930 Century Park West,
 Ste. 302
Los Angeles, CA  90067

Shepherd Management          $20,000        *      1,059          0       0%
  Services
c/o Helix Investment
  Partners L.P.
1930 Century Park West,
  Ste. 302
Los Angeles, CA  90067

Security Insurance        $1,000,000     1.7%     52,980          0       0%
  Company of Hartford
9 Farm Springs Road
Farmington, CT  06032

________________
*    Less than 1%.

(1) The information set forth herein is as of May 12, 1999 and is based upon $60.0 million aggregate principal amount of Notes outstanding.
(2) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $18.8750 per share; such conversion price is subject to adjustment as described under "Description of Notes - Conversion Rights" in the Prospectus. Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3)  Does not include the Shares issuable upon conversion of the Notes.
(4) Percentages are based on 22,604,927 shares of Common Stock that were issued and outstanding as of March 31, 1999 before taking into account any of the assumed conversions.


     The information concerning the Selling Securityholders may change from time to time. Any material changes will be set forth in one or more additional supplements to the Prospectus.

     Other than their ownership of the Company's securities, none of the Selling Securityholders has had any material relationship with the Company within the past three (3) years, other than Credit Suisse First Boston Corporation, Piper Jaffray, Inc. and UBS Securities LLC, which have acted as initial purchasers and/or underwriters for the Company.